Exhibit 12
                                                                       5/4/01

                              GEORGIA POWER COMPANY

            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 2000
                   and the twelve months ended March 31, 2001



                                                                                                                          Twelve
                                                                                                                          Months
                                                                                                                          Ended
                                                                       Year ended December 31,                        March 31, 2001
                                                  ---------------------------------------------------------------------------------
                                                      1996         1997          1998         1999           2000           2001
                                                      ----         ----          ----         ----           ----           ----
                                                  ----------------------------------Thousands of Dollars---------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
Earnings Before Interest and Income Taxes         $1,295,124    $1,277,565    $1,249,768   $1,158,999     $1,192,370     $1,218,673
      AFUDC - Debt funds                              11,452         9,030         7,117       12,429         23,396         24,410
                                                  -----------   -----------   -----------  -----------    -----------    -----------
         Earnings as defined                      $1,306,576    $1,286,595    $1,256,885   $1,171,428     $1,215,766     $1,243,083
                                                  ===========   ===========   ===========  ===========    ===========    ===========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                   $  210,149    $  196,707    $  182,879   $  164,375     $  171,994     $  177,480
   Interest on interim  obligations                   15,478         7,795        12,213       19,787         28,262         28,488
   Amort of debt disc, premium  and expense, net      14,802        14,191        13,378       15,127         14,257         15,069
   Other interest  charges                            21,296        57,623        71,536       75,868         79,396         79,386
                                                  -----------   -----------   -----------  -----------    -----------    -----------
         Fixed charges as defined                 $  261,725    $  276,316    $  280,006   $  275,157     $  293,909     $  300,423
                                                  ===========   ===========   ===========  ===========    ===========    ===========



RATIO OF EARNINGS TO FIXED CHARGES                     4.99          4.66          4.49         4.26           4.14           4.14
                                                       =====         =====         =====        =====          =====          ====




Note: The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of Southern Electric Generating Company.